Exhibit 10(hh)

PPL Electric Utilities Corporation
Named Executive Officer Compensation Matters

   Named Executive Officer Base Salaries

   On January 27, 2005, the Compensation and Corporate Governance Committee ("C&CGC") of the Board of Directors of PPL Corporation approved the annual base salary (effective as of January 1, 2005) of PPL Electric Utilities Corporation's ("PPL Electric") President, after a review of performance and competitive market data. The base salaries for each of the Vice President and Controller and the Treasurer were approved by PPL Corporation's Corporate Leadership Council ("CLC") on February 22, 2005, after a review of performance and competitive market data. All three officers are considered "named executive officers" (as defined in Item 402(a)(3) of Regulation S-K). The following table sets forth the annual base salary levels of PPL Electric's named executive officers for 2005 and 2004:

Name and Position	Year	Salary ($)
John F. Sipics President	2005 2004	325,000 290,000
Paul A. Farr Vice President and Controller	2005 2004	286,202 270,000
James E. Abel Treasurer	2005 2004	250,773 243,469

   Named Executive Officer Short-term Incentive Cash Awards for 2004 Performance

   On January 27, 2005, the C&CGC authorized an annual incentive cash (i.e., bonus) award to the President for 2004 performance, and CLC authorized annual incentive cash awards to the Vice President and Controller and the Treasurer for 2004 performance on February 22, 2005. The incentive cash awards were made to these executive officers for the achievement of specific, independent goals established and measured by the C&CGC and the CLC. For 2004, the following award targets as a percentage of base salary were established for each named executive officer: President-50% and Vice President and Controller and Treasurer-40%. The annual incentive cash awards were made by applying these target percentages to the percentage of goal attainment as determined by the C&CGC and the CLC. The goal categories for 2004 for Mr. Sipics included specific financial and operational measures for PPL Corporation and key subsidiaries, including specific operational goals for PPL Electric. The weightings for each of these categories are allocated 40% to PPL Corporation's earnings per share and enhanced shareowner value, 40% to the financial and operational performance of PPL Electric and 20% to certain operating subsidiaries of PPL Corporation. In the case of Messrs. Farr and Abel, the goal categories for 2004 included specific financial and operational measures for PPL Corporation and key subsidiaries, and also consideration of individual performance. The weightings for each of these categories are allocated 40% to PPL Corporation's earnings per share and enhanced shareowner value, 40% to the financial and operational performance of certain operating subsidiaries and 20% to individual performance. Included in the operating goals for all named executive officers were specific requirements tied to compliance with the Sarbanes-Oxley Act of 2002.

   The following table sets forth the annual incentive cash awards for the named executive officers based on 2004 performance.

Name and Position	Bonus ($)
John F. Sipics President	169,100 (1)
Paul A. Farr Vice President and Controller	163,500 (1)
James E. Abel Treasurer	112,100

(1)	Includes $118,370 and $81,750 that Messrs. Sipics and Farr, respectively, exchanged for restricted stock units under the terms of PPL Corporation's Cash Incentive Premium Exchange Program.

   Named Executive Officer Long-term Incentive Equity Awards

   On January 27, 2005, the C&CGC authorized grants to PPL Electric's named executive officers of long-term incentive equity awards pursuant to PPL Corporation's Incentive Compensation Plan. These grants consisted of restricted stock units and stock option awards. The grants of restricted stock units with a three-year restriction period were based on the achievement of two components established by the C&CGC in 2004 and measured by the committee in January 2005: (i) sustained financial and operational results and (ii) specific strategic objectives designed to enable PPL Corporation to continue to provide value to its shareholders. Sustained financial and operational achievement was determined by averaging the most recent three years of annual performance measures used for the annual cash awards. Strategic objectives were related to increasing shareowner value through implementation of certain long-term corporate initiatives, including actions to influence the evolution of government policies toward more competitive markets, develop an internal corporate structure to optimize PPL Corporation's wholesale hedging strategy, develop and retain management skills, and establish the financial profile necessary to optimize growth opportunities when the wholesale electricity markets strengthen.

   For 2004, the following long-term incentive equity award targets as a percentage of base salary were established for each named executive officer:

Long-term Incentive Program	Restricted Stock Units		Stock Options
	(Targets as % of Salary)
Name and Position	Sustained Financial and Operational Results	Strategic Objective Results	Stock Price Performance
President	40%	40%	80%
Vice President and Controller	40%	40%	80%
Treasurer	26.25%	26.25%	52.5%

   The following table sets forth these long-term incentive equity awards made in January 2005 to the named executive officers:

Name and Position	Restricted Stock Units (1)	Stock Options (2)
John F. Sipics- President	7,640 (3)	27,380
Paul A. Farr- Vice President and Controller	6,350 (4)	25,490
James E. Abel- Treasurer	2,490	15,090

(1)

The number of restricted stock units awarded are equivalent to the dollar value (based upon the closing price per share of PPL Corporation's common stock on the date of grant) of the percentage applied to base pay in effect at the end of 2004.

(2)	The exercise price of the stock option awards is $53.32. The stock options vest over a three-year period from the date of grant in equal installments and expire no later than January 27, 2015.
(3)	Includes 3,110 restricted stock units granted to Mr. Sipics pursuant to the terms of PPL Corporation's Cash Incentive Premium Exchange Program.
(4)	Includes 2,140 restricted stock units granted to Mr. Farr pursuant to the terms of PPL Corporation's Cash Incentive Premium Exchange Program.

   Additional information for this item will be set forth in the sections entitled "Compensation of Directors" and "Summary Compensation Table," "Compensation Report of the Board of Directors" in PPL Electric's 2005 Notice of Annual Meeting and Information Statement, which will be filed with the Securities and Exchange Commission not later than 120 days after December 31, 2004, and which information is incorporated herein by reference.